May 10, 1998



D. Louis Peoples
Chief Executive Officer
Orange and Rockland Utilities, Inc.
One Blue Hill Plaza
Pearl River, NY  10965


Dear Mr. Peoples:

          The purpose of this letter agreement is to set forth the understanding between Orange and Rockland Utilities, Inc. (the "Company"), Consolidated Edison, Inc. ("Buyer"), C Acquisition Corp. ("Buyer Sub") and you in connection with the transactions (the "Transactions") described in the Agreement and Plan of Merger, dated as of May 10, 1998, among the Company, Buyer and Buyer Sub (the "Merger Agreement"), including with respect to the application of the agreement entered into between the Company and you, dated January 22, 1996, as thereafter amended (the "Agreement").

          This letter agreement is being entered into for good and valuable consideration, with knowledge that you are relying hereon in agreeing to terminate your employment and with the intent to be legally bound hereby.

          1. Change in Control. The parties hereto confirm and agree that the approval by the shareholders of the Company of the Transactions will constitute a "Change in Control" of the Company (as defined in Section 15(E)(III) of the Agreement).

          2. Termination of Employment. The parties hereto agree that provided your employment with the Company has not previously been terminated, your employment with the Company will terminate at the Effective Time (as defined in the Merger Agreement). The parties hereto further agree and confirm that, for purposes of the Agreement, such termination shall be deemed to be a termination of your employment by you for Good Reason following a "Change in Control" of the Company. The Company, Buyer and Buyer Sub hereby agree that this letter agreement (i) constitutes the "Notice of Termination" described in, and (ii) otherwise satisfies the requirements of, Section 7.1 of the Agreement with respect to such termination.

          3. Payments; Benefits. The parties further confirm and agree that, in accordance with the foregoing paragraphs 1 and 2, if the Transactions are consummated, the Company shall, or Buyer shall cause Buyer Sub to, (i) pay to you at the Effective Time, in a lump sum cash payment, the amounts described in Sections 6.1(A) and (B) of the Agreement, together with any unpaid compensation (including salary and accrued but unused vacation) with respect to the period ending on the Effective Time, (ii) pay to you, at the Effective Time, the benefits to which you are entitled under the Officers' Supplemental Retirement Plan of the Company (the "SERP"), calculated in accordance with the terms of the SERP, Section 6.1(C) of the Agreement and the letter agreements between you and the Company dated as of September 29, 1994, April 6, 1995, and July 18, 1997,
(iii) provide to you, for the thirty-six month period commencing on the date of the termination of your employment hereunder, the benefits and privileges described in Section 6.1(D) of the Agreement (relating to life, disability, accident and health insurance benefits), (iv) provide to you the benefits described in Section 6.1(E) of the Agreement (relating to post-retirement healthcare and life insurance) if you otherwise qualify for such benefits
(after taking into account the terms of Section 6.1(E)) and (v) honor and perform all other obligations to you and agreements for your benefit contained in the Agreement (including, but not limited to, Sections 6.2, 6.3 and 6.4 thereof).

          4. Other Benefits. The parties further confirm and agree that the Company shall, and Buyer shall cause Buyer Sub to, (i) permit you to purchase the automobile provided to you by the Company pursuant to Company policy at a price equal to its wholesale bluebook price, as of the date of the termination of your employment hereunder and (ii) honor and perform all of their respective other obligations to you and agreements for your benefit including, but not limited to, all obligations under the Company Long-Term Performance Share Unit Plan and the letter agreement between you and the Company dated as of July 23, 1997. You hereby acknowledge that, except as set forth herein, you are not entitled to receive severance, termination or similar benefits under any other plan, agreement or arrangement of the Company.

          5. No Continuing Obligations. The parties hereto confirm and agree that upon your termination of employment pursuant to this letter agreement, you shall have no further obligations under the Agreement except as expressly provided in Section 6.1(D) thereof.

          6. Miscellaneous. This letter agreement may not be modified or amended without the prior written consent of all the parties hereto, shall be governed by the laws of the State of New York without regard to its conflicts of laws rules, may be executed in two or more counterparts each of which shall constitute an original and, together with the Agreement, shall constitute the entire agreement of the parties with respect to the subject matter hereof.

          If this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company and Buyer the enclosed copies of this letter, which will then constitute our agreement on this subject.

                         Sincerely,

                         ORANGE AND ROCKLAND UTILITIES, INC.



                         By:    /s/ G. D. Caliendo
                         Name:  G. D. Caliendo
                         Title: General Counsel and
                                  Corporate Secretary


                         CONSOLIDATED EDISON, INC.


                         By:    /s/ Joan S. Freilich
                         Name:  Joan S. Freilich
                         Title: Executive Vice President and
                                Chief Financial Officer


                         C ACQUISITION CORP.


                         By:    /s/ Kevin Burke
                         Name:  Kevin Burke
                         Title: President

In accordance with the provisions set forth above, I hereby agree that (i) my employment with the Company and any subsidiaries thereof will terminate and (ii) I will relinquish all offices and directorships I hold with the Company or any subsidiaries thereof, in each case, effective as of the Effective Time.


/s/ D. Louis Peoples
D. Louis Peoples